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                                                            EXHIBIT 8.(g)(1)(ii)

              AMENDMENT NO. 1 TO RESTATED ADMINISTRATION AGREEMENT

         This Amendment, dated the 28th day of June 1991, is entered into between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"), a Delaware corporation which is an indirect wholly-owned subsidiary PNC Financial Corp.

         WHEREAS, the Fund and PFPC have entered into a Restated Administration Agreement dated as of March 1, 1991, (the "Administration Agreement"), pursuant to which the Fund appointed PFPC to act as administrator for its investment portfolios; and

         WHEREAS, the Fund's Board of Directors has approved the Amendment; and

         WHEREAS, the Fund has established an additional Portfolio, Adjustable Rate Mortgage (ARM) Portfolio ("ARM Portfolio"), with respect to which it wants to retain PFPC to act as administrator under the Administration Agreement; and

         WHEREAS, PFPC has notified the Fund that it wants to serve as administrator for the ARM Portfolio;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Fund hereby appoints PFPC to act as administrator to the Fund for the ARM Portfolio for the period and on the terms set forth in the Administration Agreement. PFPC hereby accepts such appointment and agrees to render the services set forth in the Administration Agreement, for the compensation as agreed to between the Fund and PFPC from time to time.

         2. Capitalized Terms. From and after the date hereof, the following terms as used in the Administration Agreement shall be deemed to include also the meaning specified herein: "Fund Shares" shall be deemed to include shares of the Fund's ARM Portfolio; and "Portfolio(s)" shall be deemed to include the ARM Portfolio.

         3. Compensation. Paragraph 4 is hereby amended after the last sentence to include the following three paragraphs:

                 As compensation for the services rendered by PFPC for the ARM Portfolio during the term of this Agreement, the Fund will pay to PFPC monthly a fee, computed daily, at the rate of 0.03 of 1% per annum of the ARM Portfolio's net assets up to and including $1 billion, 0.02 of 1% per annum of the next $1 billion
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                 of such Portfolio's net assets; plus 0.01% per annum of such
                 Portfolio's net assets over $2 billion; exclusive of out-of-pocket expenses.

                 The minimum monthly fee for the ARM Portfolio shall be $3,600, which shall be in addition to the $29,167 minimum fee per month for the four other Portfolios and shall be allocated pro-rata to each portfolio of the Fund based on the average daily net assets of such portfolio; exclusive of out-of-pocket expenses. The minimum monthly fee for the ARM Portfolio shall be waived for six months from the commencement of operations and then the following amounts shall be due: $720 in the seventh month, $1,440 in the eighth month, $2,160 in the ninth month, $2,880 in the tenth month and $3,600 for every month thereafter, unless the ARM Portfolio shall have $50 million in net assets during the twelve month period from commencement of operations, whereupon the full minimum monthly fee shall be charged.

                 The minimum monthly fee shall be due if the amount of the fee calculated pursuant to the asset based fee formula is less than the minimum monthly fee.

         4. Miscellaneous. Except to the extent amended and supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                             ASSET MANAGEMENT FUND FOR FINANCIAL
                                                       INSTITUTIONS, INC.


                                             By: /s/
                                                ------------------------------
                                                    Title:  Vice President

                                             PROVIDENT FINANCIAL
                                             PROCESSING CORPORATION


                                             By: /s/
                                                ------------------------------
                                                    Title:  Vice President



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